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                                                                         EX-99.1
                                                                   Press Release

FOR IMMEDIATE RELEASE


Contact: James R. Love
         Executive Vice President - Finance and Administration and Chief Financial Officer
         (201) 703-3400


              SIGNING OF AGREEMENTS TO ACQUIRE MEDICAL MANAGER AND
             CAREINSITE BY HEALTHEON/WEBMD WILL NOT AFFECT TIMING OF PREVIOUSLY ANNOUNCED CALL FOR REDEMPTION OF DEBENTURES

         ELMWOOD PARK, NJ (February 14, 2000) -- As announced today, Healtheon/WebMD Corporation (NASDAQ:HLTH) has signed definitive agreements to acquire Medical Manager Corporation (NASDAQ: MMGR), a leading provider of physician practice management systems, and its publicly traded subsidiary, CareInsite, Inc. (NASDAQ:CARI), a provider of innovative healthcare network and communication services.

         The signing of agreements to acquire Medical Manager and CareInsite by Healtheon/WebMD will not in any way affect the timing of the previously announced call for redemption of Medical Manager's 5% Convertible Subordinated Debentures due 2007. The call for redemption will proceed as previously announced.

         As announced on January 31, 2000, Medical Manager called for redemption on February 15, 2000 (the Redemption Date), the entire $159,388,000 aggregate principal amount of its outstanding 5% Convertible Subordinated Debentures due 2007.

         As an alternative to redemption, the outstanding debentures will be convertible into Medical Manager common stock at the rate of approximately
16.667 shares of common stock per $1,000 principal amount of debentures, with cash to be paid in lieu of any fractional shares, for debentures surrendered prior to 5:00 pm., New York City time, today, February 14, 2000 (the Conversion Expiration Date), which is the last business day prior to the Redemption Date.

         Debentures not properly submitted for conversion by the close of business today, February 14, 2000, the Conversion Expiration Date, or not tendered for redemption by the close of business on February 15, 2000, the Redemption Date, will be redeemed at a redemption price of $1,053.57 per $1,000 principal amount of debenture, including accrued interest of $25.00.